Exhibit 99.1
Victoria’s Secret & Co. Reports Fourth Quarter 2023 Results
Fourth quarter adjusted operating income and adjusted diluted EPS at the high-end of guidance
Generated nearly $590 million in operating cash flow in the fourth quarter and ended the year with debt down over $150 million year-over-year
Announces new $250 million share repurchase authorization
Provides initial full year and first quarter 2024 guidance
Reynoldsburg, Ohio (March 6, 2024)—Victoria’s Secret & Co. (“Victoria’s Secret” or the “Company”) (NYSE: VSCO) today reported 2023 financial results for the fourth quarter and fiscal year ended February 3, 2024.

Chief Executive Officer Martin Waters commented on the fourth quarter, “I am grateful for the hard work and dedication of our team of associates and partners around the world who executed our strategies, delighted our customers and delivered solid financial results in the all-important holiday quarter. Sales trends during the quarter were volatile by week, but we were encouraged by the improving quarterly sales trend in North America. We were particularly pleased with our early holiday sales in November and during the peak days and weekends leading up to Christmas, both in our stores and through digital channels, led by strong response to our giftable merchandise assortment, improved customer experiences and marketing messages. Our international business continued its strong performance with sales up 24% in the quarter compared to last year, igniting excitement around our aggressive growth plans to expand our footprint both in stores and online around the world. Our fourth quarter gross margin rate exceeded our expectations and increased significantly compared to last year, a positive inflection point driven by disciplined inventory management and cost reductions related to our transform the foundation initiative to modernize our supply chain operating model.”

Martin continued, “With the long-term health of the business in mind, we remain committed to our strategic priorities: 1) Accelerate Our Core; 2) Ignite Growth; and 3) Transform the Foundation. As we look into the new year, we recognize the broader intimates market in North America has been down for four consecutive quarters and we are planning the business appropriately conservative in the near-term. At the same time, we are focused on delivering on multiple initiatives to drive growth in our business, including: our multi-tender loyalty program, new customer experience enhancements in our digital business, product improvements and launches to enhance the Victoria’s Secret brand and a reimagined merchandise strategy for PINK. At our Investor Day in October 2023, we discussed our focus on accelerating our core, and our initiatives designed to leverage our market leadership position and unlock our opportunity to convert our significant cultural influence into long-term financial growth. We believe our strategies will position the business to deliver the potential of our category-defining Victoria’s Secret and PINK brands, and I believe we have the right leadership team in place at the right time for our business to be successful. We remain confident in our brand repositioning efforts and are committed to delivering our long-term financial targets and returning value to our shareholders.”

Fourth Quarter 2023 Results
The Company reported net income of $181 million, or $2.29 per diluted share for the 14-week fourth quarter of 2023. This result compares to net income of $173 million, or $2.10 per diluted share for the 13-week fourth quarter of 2022. Fourth quarter 2023 operating income was $258 million compared to operating income of $243 million in the fourth quarter of 2022.

Excluding the impact of the items described at the conclusion of this press release, fourth quarter 2023 adjusted net income was $204 million, or $2.58 per diluted share, and adjusted operating income was $283 million. These results were at the high-end of the previously communicated guidance range for adjusted net income of $2.20 to $2.60 per diluted share and adjusted operating income of $245 million to $285 million. Fourth quarter 2022 adjusted net income was $203 million, or $2.47 per diluted share, and adjusted operating income was $280 million.

The Company reported net sales of $2.082 billion for the 14-week fourth quarter of 2023, an increase of 3% compared to net sales of $2.021 billion for the 13-week fourth quarter of 2022 and at the midpoint of our previously communicated guidance range of a net sales increase of 2% to 4%. Total comparable sales for the 14-week fourth quarter of 2023 decreased 6%.

The Company estimates the extra week in the fourth quarter 2023 represented approximately $80 million in net sales, approximately $20 million in incremental operating income and incremental net income per diluted share of approximately $0.20.

Adjusted net income and adjusted operating income are non-GAAP financial measures. At the conclusion of this press release, we have included more information regarding these non-GAAP financial measures, including a reconciliation of each non-GAAP financial measure to the most directly comparable financial measure reported in accordance with GAAP.

Full Year 2023 Results
The Company reported net income of $109 million, or $1.39 per diluted share for the 53-week fiscal year 2023. This result compares to net income of $348 million, or $4.14 per diluted share for the 52-week fiscal year 2022. Fiscal year 2023 operating income was $246 million compared to operating income of $478 million last year.

Excluding the impact of the items described at the conclusion of this press release, fiscal year 2023 adjusted net income was $178 million, or $2.27 per diluted share, and adjusted operating income was $327 million, compared to adjusted net income of $416 million, or $4.95 per diluted share, and adjusted operating income of $566 million last year.

The Company reported net sales of $6.182 billion for the 53-week fiscal year 2023, a decrease of 3% compared to net sales of $6.344 billion in the 52-week fiscal year 2022. Total comparable sales for the 53-week fiscal year 2023 decreased 9%.

Liquidity and Capital Allocation
In the fourth quarter of 2023, the Company generated $589 million in operating cash flow and paid down $410 million on its asset-based revolving credit facility (“ABL credit facility”). The Company ended fiscal year 2023 with a cash balance of $270 million and an outstanding balance owed under the ABL credit facility of $145 million, which was down 51% ($150 million) compared to last year.

The Company today announced that its Board of Directors approved a new share repurchase program (“March 2024 Share Repurchase Program”) authorizing the repurchase of up to $250 million of the Company’s common stock. Share repurchases under the March 2024 Share Repurchase Program will be made at management’s discretion and from time to time, subject to market conditions and other factors, through open market, accelerated share repurchase or privately negotiated transactions, including pursuant to one or more Rule 10b5-1 trading plans, and are expected to offset dilution under the Company’s equity compensation plans and, unless retired, for general corporate purposes. The March 2024 Share Repurchase Program is open-ended in term, eligible to begin immediately and will continue until exhausted. The March 2024 Share Repurchase Program replaces the Board-authorized January 2023 Share Repurchase Program, which expired at the end of fiscal year 2023. In fiscal year 2023, the Company invested a total of $125 million to repurchase 3.7 million shares under the January 2023 Share Repurchase Program.

Full Year and First Quarter 2024 Outlook
The Company is forecasting 52-week fiscal year 2024 net sales to be about $6.0 billion, or down low-single digits compared to a comparative 52-weeks from fiscal year 2023. At this forecasted level of sales, adjusted operating income for fiscal year 2024 is expected to be about $250 million to $275 million.

The Company is forecasting first quarter 2024 net sales to decrease mid-single digits compared to last year’s first quarter net sales of $1.407 billion. At this forecasted level of sales, adjusted operating income for the first quarter of 2024 is expected to be in the range of $10 million to $35 million.

Forecasted adjusted operating income and adjusted net income (loss) per diluted share for the full year and first quarter 2024 excludes the financial impact of purchase accounting items related to the Adore Me acquisition, including expense (income) related to changes in the estimated fair value of contingent consideration and performance-based payments, as well as the amortization of intangible assets. The Company is not able to provide a reconciliation of forward-looking adjusted operating income or adjusted net income (loss) per diluted share to the most directly comparable forward-looking GAAP financial measures because the Company is unable to provide a meaningful or accurate reconciliation or estimation of certain reconciling items without unreasonable effort, due to the inherent difficulty in forecasting the timing of, and quantifying, the various purchase accounting items that are necessary for such reconciliation.

Victoria’s Secret & Co. will conduct its fourth quarter earnings call at 8:00 a.m. Eastern on Thursday, March 7, 2024. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); conference ID 5358727. For an audio replay, call 1-800-813-5529 (international replay number: 1-203-369-3826); conference ID 5358727 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the Investors section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret & Co.
Victoria’s Secret & Co. (NYSE: VSCO) is a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, casual sleepwear, athleisure and swim, as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and Victoria’s Secret PINK, that share a common purpose of inspiring and uplifting our customers in every stage of their lives, and Adore Me, a technology-led, digital-first innovative intimates brand serving women of all sizes and budgets at all phases of life. We are committed to empowering our more than 30,000 associates across a global footprint of 1,370 retail stores in nearly 70 countries. We provide our customers with products and experiences that make them feel good inside and out while driving positive change through the power of our products, platform and advocacy.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements, and any future performance or financial results expressed or implied by such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our ability to meet environmental, social, and governance goals. Words such as “estimate,” “commit,” “will,” “target,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “continue,” “potential” and any similar expressions are intended to identify forward-looking statements. Risks associated with the following factors, among others, could affect our results of operations and financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:
•we may not realize all of the expected benefits of the spin-off from Bath & Body Works, Inc. (f/k/a L Brands, Inc.);
•general economic conditions, inflation, and changes in consumer confidence and consumer spending patterns;
•market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•our ability to successfully implement our strategic plan;
•difficulties arising from turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;
•our dependence on traffic to our stores and the availability of suitable store locations on satisfactory terms;
•our ability to successfully operate and expand internationally and related risks;
•the operations and performance of our franchisees, licensees, wholesalers and joint venture partners;

•our ability to successfully operate and grow our direct channel business;
•our ability to protect our reputation and the image and value of our brands;
•our ability to attract customers with marketing, advertising and promotional programs;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, remain current with fashion trends, and develop and launch new merchandise, product lines and brands successfully;
•our ability to realize the potential benefits and synergies sought with the acquisition of AdoreMe, Inc.;
•our ability to incorporate artificial intelligence into our business operations successfully and ethically while effectively managing the associated risks;
•our ability to source materials and produce, distribute and sell merchandise on a global basis, including risks related to:
◦political instability and geopolitical conflicts;
◦environmental hazards and natural disasters;
◦significant health hazards and pandemics;
◦delays or disruptions in shipping and transportation and related pricing impacts; and
◦disruption due to labor disputes;
•our geographic concentration of production and distribution facilities in central Ohio and Southeast Asia;
•the ability of our vendors to manufacture and deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•fluctuations in freight, product input and energy costs;
•our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability;
•our ability to maintain the security of customer, associate, third-party and company information;
•stock price volatility;
•shareholder activism matters;
•our ability to maintain our credit rating;
•our ability to comply with regulatory requirements; and
•legal, tax, trade and other regulatory matters.

Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2023.

For further information, please contact:

Victoria's Secret & Co.:
Investor Relations:	Media Relations:
Kevin Wynk	Brooke Wilson
investorrelations@victoria.com	communications@victoria.com

Total Sales (Millions):

	Fourth Quarter	Fourth Quarter	% Inc/ (Dec)	Full Year	Full Year	% Inc/ (Dec)
	2023	2022		2023	2022
Stores - North America[1]	$1,154.2	$1,197.4	(3.6%)	$3,480.2	$3,909.5	(11.0%)
Direct[1]	734.0	666.8	10.1%	2,014.8	1,843.0	9.3%
International[2]	194.3	157.0	23.8%	686.8	591.8	16.1%
Total	$2,082.5	$2,021.2	3.0%	$6,181.8	$6,344.3	(2.6%)

1 - Results in 2023 include Adore Me sales.
2 - Results include consolidated joint venture sales in China, royalties associated with franchised stores and wholesale sales.

Comparable Sales Increase (Decrease):

	Fourth Quarter	Fourth Quarter	Full Year	Full Year
	2023	2022	2023	2022
Stores and Direct[1]	(6%)	(6%)	(9%)	(8%)
Stores Only[2]	(8%)	(7%)	(11%)	(7%)

NOTE: Please refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S. and Canada, consolidated joint venture stores in China and direct sales.
2 - Results include company-operated stores in the U.S. and Canada and consolidated joint venture stores in China.

Total Stores:

	Stores at			Stores at
	1/28/23	Opened	Closed	2/3/24
Company-Operated:
U.S.	812	15	(19)	808
Canada	25	—	(2)	23
Subtotal Company-Operated	837	15	(21)	831

China Joint Venture:
Beauty & Accessories[1]	39	2	(7)	34
Full Assortment	33	4	(1)	36
Subtotal China Joint Venture	72	6	(8)	70

Partner-Operated:
Beauty & Accessories	308	31	(32)	307
Full Assortment	135	33	(12)	156
Subtotal Partner-Operated	443	64	(44)	463

Adore Me	6	—	—	6
Total	1,358	85	(73)	1,370
1 - Includes thirteen partner-operated stores at 2/3/24.

VICTORIA'S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME
FOURTEEN WEEKS ENDED FEBRUARY 3, 2024 AND THIRTEEN WEEKS ENDED JANUARY 28, 2023
(Unaudited)
(In thousands except per share amounts)
	2023	2022
Net Sales	$2,082,452	$2,021,206
Costs of Goods Sold, Buying and Occupancy	(1,256,611)	(1,276,938)
Gross Profit	825,841	744,268
General, Administrative and Store Operating Expenses	(567,475)	(500,857)
Operating Income	258,366	243,411
Interest Expense	(26,586)	(19,666)
Other Income	956	2,236
Income Before Income Taxes	232,736	225,981
Provision for Income Taxes	49,200	53,890
Net Income	183,536	172,091
Less: Net Income (Loss) Attributable to Noncontrolling Interest	2,449	(898)
Net Income Attributable to Victoria's Secret & Co.	$181,087	$172,989

Net Income Per Diluted Share Attributable to Victoria's Secret & Co.	$2.29	$2.10

Weighted Average Shares Outstanding	78,909	82,299

VICTORIA'S SECRET & CO.
CONSOLIDATED STATEMENTS OF INCOME
FIFTY-THREE WEEKS ENDED FEBRUARY 3, 2024 AND FIFTY-TWO WEEKS ENDED JANUARY 28, 2023
(Unaudited)
(In thousands except per share amounts)
	2023	2022
Net Sales	$6,181,790	$6,344,298
Costs of Goods Sold, Buying and Occupancy	(3,939,607)	(4,085,901)
Gross Profit	2,242,183	2,258,397
General, Administrative and Store Operating Expenses	(1,996,617)	(1,780,764)
Operating Income	245,566	477,633
Interest Expense	(99,363)	(60,376)
Other Income (Loss)	1,184	(419)
Income Before Income Taxes	147,387	416,838
Provision for Income Taxes	31,582	79,175
Net Income	115,805	337,663
Less: Net Income (Loss) Attributable to Noncontrolling Interest	6,605	(10,443)
Net Income Attributable to Victoria's Secret & Co.	$109,200	$348,106

Net Income Per Diluted Share Attributable to Victoria's Secret & Co.	$1.39	$4.14

Weighted Average Shares Outstanding	78,554	84,069

VICTORIA'S SECRET & CO.
NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(In thousands except per share amounts)

In addition to our results provided in accordance with GAAP above and throughout this press release, provided below are non-GAAP financial measures that present operating income, net income attributable to Victoria's Secret & Co. and net income per diluted share attributable to Victoria's Secret & Co. on an adjusted basis, which remove certain special items. We believe that these special items are not indicative of our ongoing operations due to their size and nature. The intangible asset amortization excluded from these non-GAAP financial measures is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. We use adjusted financial information as key performance measures of results of operations for the purpose of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of adjusted financial information may differ from similarly titled measures used by other companies. The table below reconciles the GAAP financial measures to the non-GAAP financial measures.

	Fourth Quarter		Year-to-Date
	2023	2022	2023	2022
Reconciliation of Reported to Adjusted Operating Income
Reported Operating Income - GAAP	$258,366	$243,411	$245,566	$477,633
Adore Me Acquisition-related Items (a)	18,775	15,424	45,036	15,424
Amortization of Intangible Assets (b)	6,284	—	25,136	—
Restructuring Charges (c)	—	5,704	11,125	35,052
Occupancy-related Legal Matter (d)	—	—	—	21,679
Happy Nation Restructuring Charge (e)	—	15,926	—	15,926
Adjusted Operating Income	$283,425	$280,465	$326,863	$565,714

Reconciliation of Reported to Adjusted Net Income Attributable to Victoria's Secret & Co.
Reported Net Income Attributable to Victoria's Secret & Co. - GAAP	$181,087	$172,989	$109,200	$348,106
Adore Me Acquisition-related Items (a)	19,954	15,424	49,500	15,424
Amortization of Intangible Assets (b)	6,284	—	25,136	—
Restructuring Charges (c)	—	5,704	11,125	35,052
Occupancy-related Legal Matter (d)	—	—	—	21,679
Happy Nation Restructuring Charge (e)	—	15,926	—	15,926
Tax Effect of Adjusted Items	(3,745)	(7,040)	(16,879)	(19,795)
Adjusted Net Income Attributable to Victoria's Secret & Co.	$203,580	$203,003	$178,082	$416,392

Reconciliation of Reported to Adjusted Net Income Per Diluted Share Attributable to Victoria's Secret & Co.
Reported Net Income Per Diluted Share Attributable to Victoria's Secret & Co. - GAAP	$2.29	$2.10	$1.39	$4.14
Adore Me Acquisition-related Items (a)	0.23	0.17	0.53	0.16
Amortization of Intangible Assets (b)	0.06	—	0.24	—
Restructuring Charges (c)	—	0.05	0.11	0.31
Occupancy-related Legal Matter (d)	—	—	—	0.19
Happy Nation Restructuring Charge (e)	—	0.15	—	0.14
Adjusted Net Income Per Diluted Share Attributable to Victoria's Secret & Co.	$2.58	$2.47	$2.27	$4.95
(a) In the fourth quarter of 2023, we recognized a $20.0 million pre-tax charge ($17.9 million net of tax of $2.1 million), $11.6 million included in general, administrative and store operating expense, $7.2 million included in costs of goods sold and $1.2 million included in interest expense, related to the financial impact of purchase accounting items related to the acquisition of Adore Me. Year-to-date 2023, we recognized $49.5 million pre-tax charges ($41.9 million net of tax of $7.6 million), $28.9 million included in costs of goods sold, $16.1 million included in general, administrative and store operating expense and $4.5 million included in interest expense, related to the financial impact of purchase accounting items and professional service costs related to the acquisition of Adore Me. In the fourth quarter of 2022, we recognized a $15.4 million pre-tax charge ($13.7 million net of tax of $1.7 million), included in general, administrative and store operating expense, related to professional services and other transaction-related costs associated with the acquisition of Adore Me.

(b) In the fourth quarter of 2023, we recognized $6.3 million of amortization expense ($4.6 million net of tax of $1.7 million) included in general, administrative and store operating expense related to the acquisition of Adore Me. Year-to-date 2023, we recognized $25.1 million of amortization expense ($18.6 million net of tax of $6.5 million) included in general, administrative and store operating expense related to the acquisition of Adore Me.
(c) In the first quarter of 2023, we recognized a $11.1 million pre-tax charge ($8.4 million net of tax of $2.7 million), $7.8 million included in general, administrative and store operating expense and $3.3 million included in buying and occupancy expense, related to restructuring activities to continue to reorganize and improve our organizational structure. In the fourth quarter of 2022, we recognized a $5.7 million pre-tax charge ($4.3 million net of tax of $1.4 million), $4.8 million included in general, administrative and store operating expense and $0.9 million included in buying and occupancy expense, related to restructuring activities to continue to reorganize and improve our organizational structure. Year-to-date 2022, we recognized $35.1 million pre-tax charges ($26.3 million net of tax of $8.8 million), $21.0 million included in general, administrative and store operating expense and $14.1 million included in buying and occupancy expense, related to restructuring activities to continue to reorganize and improve our organizational structure.
(d) In the first quarter of 2022, we recognized a $21.7 million pre-tax charge ($16.2 million net of tax of $5.5 million), included in buying and occupancy expense, related to a legal matter with a landlord regarding a high-profile store that we surrendered to the landlord prior to our separation from our former parent company.
(e) In the fourth quarter of 2022, we recognized a $15.9 million pre-tax charge ($12.1 million net of tax of $3.9 million), $15.1 million included in cost of goods sold, buying and occupancy expense and $0.8 million included in general, administrative and store operating expense, for inventory and other costs related to restructuring actions associated with Happy Nation.